Exhibit 99.1

    Digital Recorders, Inc. Reports Second Quarter 2004 Preliminary Results

     DALLAS--(BUSINESS WIRE)--July 21, 2004--

        FY2004 Six Months Revenue Up Approximately 2 Percent and Quarter
                                 Down 6 Percent
                      Management Expects to Report a Profit

     Digital Recorders, Inc. (DRI) (Nasdaq:TBUS), a market leader in transit, transportation, and law enforcement digital communications and audio enhancement systems, announced today that it expects to report second quarter 2004 sales of approximately $11.7 million, or a decrease of about 6 percent over same-period results a year ago; for the first six months of fiscal year 2004, revenue is up approximately 2 percent.
     "Although our consolidated operations experienced a decrease in revenue for second quarter 2004, we made gains in important markets including Germany and Australia, as well as in the automatic vehicle location sector of the U.S. market. The revenue decrease is substantially attributable to order timing. For the same quarter last year, we reported revenue of $12.52 million with a net income of $215,827. We expect to report a profit for second quarter 2004 inclusive of financing-related entries," David L. Turney, the Company's Chairman, Chief Executive Officer, and President, said.
     The Company will file its second quarter 2004 Form 10-Q with the Securities and Exchange Commission on or before the Aug. 16 filing deadline for non-accelerated filers.

     Long-Term Outlook

     "Our outlook for the coming 12 to 18 months continues to indicate organic top-line growth and profitability for fiscal year 2004 before considering any non-cash financing charges should any materialize related to additional financing activities of the Company," Mr. Turney said. "The delay in federal legislative action to pass the long-awaited reauthorization of federal transportation funding following last year's expiration of the Transportation Equity Act for the 21st Century (TEA-21) is troubling. The U.S. transit industry has been operating on a series of continuing resolutions passed at the all-time high funding levels in existence at TEA-21's expiration; that is a positive indicator. At issue, however, are the negative effects of uncertainty that the multiple legislative delays have on the industry and market. Both the U.S. House of Representatives and the U.S. Senate have passed a record-high funding bill, but the Bush Administration has so far declined to sign it into law. Related to the security side of our Transportation Communications Segment, it appears that additional funding to enhance transit security measures may materialize in 2005-2006 through the U.S. Department of Homeland Security."

     About the Company

     Digital Recorders, Inc. is a market leader in transit, transportation and law enforcement or security digital communications and audio enhancement systems using proprietary software applications. Our products improve the flow and mobility of people through transportation infrastructure, mitigate security threats, and enhance law enforcement agencies' surveillance capabilities. Our transit communications products -- TwinVision(R) and Mobitec route destination signage systems, Talking Bus(R) voice announcement systems, and Internet-based, automatic vehicle locating and monitoring systems -- enhance public transportation and mitigate security threats worldwide. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and radio/television noise cancellers, help law-enforcement agencies around the globe detect, capture, arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

     Forward-Looking Statements

     This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement, express or implied, concerning future events or expectations is a forward-looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including those described below. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated. It is important to note the Company's actual results could differ materially from those contemplated in the Company's forward-looking statements as a result of various factors. Among other factors, the Company's results will be affected, perhaps materially, by general economic conditions, the availability of national government assistance and funding to local transportation authorities, the adoption and implementation of regulations concerning public transportation services, product demand and market acceptance risks, the effect of import, licensing and trade restrictions, the results of implementing the Company's business plan, the impact on the Company of its relationship with its lenders, the plans and prospects of competitors, the impact of competitive products and pricing, currency fluctuations, infringement by third parties of the Company's trade secrets and other intellectual property, the burdens and costs of defending against potential infringement claims against the Company, and our ability to attract and retain personnel. Refer to the Company's various Securities and Exchange Commission filings, such as its Forms 10-Q and 10-K, for further information about forward-looking statements and risks associated with the Company's business.

     CONTACT: Digital Recorders, Inc., Dallas
              Veronica B. Marks, 214-378-4776
              Fax: 214-378-8437
              veronicam@digrec.com